Item 77Q (1) - Copies of any new or amended investment advisory
Contracts

The following documents are included in Registrant's 485BPOS, filed on June 26, 2017, and incorporated by reference herein:


(1) Amendment to AdvisorShares Advisory Agreement dated June
23, 2017

(2) Investment Sub-Advisory Agreement with Sabretooth
Advisors, LLC

Investment Sub-Advisory Agreement dated [  ], 2017 between
AdvisorShares Investments, LLC and Partnervest Advisory
Services, LLC is filed herewith